Exhibit 99.1	Earnings News Release Dated June 9, 2005

News from UTi

Contacts:

Lawrence R. Samuels Senior Vice President, Chief Financial Officer UTi Worldwide Inc. 310.604.3311	Angie Yang PondelWilkinson Inc. 310.279.5980 investor@pondel.com

UTi WORLDWIDE REPORTS 30% GROWTH IN NET REVENUES AND
39% INCREASE IN NET INCOME FOR FISCAL 2006 FIRST QUARTER

— Company Achieves Strong Gains across All Geographic Regions and Service Lines —

Rancho Dominguez, California – June 9, 2005 – UTi Worldwide Inc. (NASDAQ NM:UTIW) today reported financial results for the fiscal 2006 first quarter ended April 30, 2005, which reflected year-over-year quarterly increases in gross and net revenues, operating income, net income and earnings per share.

For the first quarter of fiscal 2006, gross revenues totaled $630.2 million, up 29 percent over $489.6 million in the corresponding prior-year period. Net revenues for the fiscal 2006 first quarter rose 30 percent to $221.2 million from $170.0 million in the comparable year-earlier period. The increases in gross and net revenues were spread across all regions and service lines and reflect continued organic growth as well as the acquisitions of International Healthcare Distributors (Pty) Ltd. (IHD) in South Africa and Unigistix Inc. (Unigistix) in Canada which occurred in June and October 2004, respectively, and the impact of favorable exchange rates as compared to the U.S. dollar.

Operating income for the first quarter of fiscal 2006 increased 44 percent to $26.9 million from $18.7 million in the prior-year comparable period. As a percentage of net revenues, operating income improved to 12.2 percent in the fiscal 2006 first quarter, compared with 11.0 percent in the prior-year first quarter.

Net income for the fiscal 2006 first quarter grew 39 percent to $17.8 million, or $0.55 per diluted share, compared with $12.8 million, or $0.40 per diluted share, for the prior-year first quarter.

“The worldwide commitment of our team to UTi’s NextLeap initiatives has fueled our ability to deliver growth in gross and net revenues, operating income and net income,” said Roger I. MacFarlane, chief executive officer of UTi Worldwide. “In addition to the achievements reflected in our financial results, we are extremely pleased with the growing strength of our global platform from both a regional and service line perspective.

“Notwithstanding higher fuel costs, airfreight forwarding net revenues grew 24 percent in the fiscal 2006 first quarter over the prior-year first quarter. Our ocean volumes continue to grow, delivering an increase of 21 percent in ocean freight forwarding net revenues during the first quarter of fiscal 2006, compared with the fiscal 2005 first quarter, despite tightening capacity conditions in the market. With IHD and Unigistix now part of our UTi team, our contract logistics net revenues improved 40 percent during the fiscal 2006 first quarter when compared with the prior-year period,” MacFarlane said.

Exhibit 99.1	Earnings News Release Dated June 9, 2005

Each region of UTi’s global network contributed to the growing performance of the company in the first quarter of fiscal 2006. Europe, led by the performance in Spain, recorded growth of 25 percent in net revenues and generated a 27 percent improvement in operating income for the fiscal 2006 first quarter over the first quarter a year ago. Net revenues in the Americas for the fiscal 2006 first quarter rose 17 percent over the fiscal 2005 first quarter, and operating income in this region grew 47 percent, benefiting from the contributions of Unigistix. Operations in Asia Pacific also recorded growth during the fiscal 2006 first quarter with net revenues and operating income up 22 percent and 27 percent, respectively, over the fiscal 2005 first quarter, reflecting UTi’s growing China trade volumes. Due in part to contributions from IHD, Africa delivered increases during the fiscal 2006 first quarter, with net revenues up 64 percent and operating income up 71 percent, compared with the prior-year first quarter.

MacFarlane added: “We realize, despite these results, the operating environment is a very dynamic one around the world. In addition, our baseline is now significantly higher as a result of the strong performance delivered in fiscal 2005. Given these two factors, we believe that maintaining these rates of growth throughout the balance of the current year will be very challenging. Nonetheless, we remain committed to our NextLeap initiatives and continue to focus on delivering value and becoming the primary logistics partner to more of our strategic customers.”

Investor Conference Call

UTi management will host an investor conference call today, June 9, 2005, at 7:00 a.m. PDT (10:00 a.m. EDT) to review the company’s financials and operations for the fiscal 2006 first quarter ended April 30, 2005. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.go2uti.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from approximately 9:00 a.m. PDT, today, through 5:00 p.m. PDT, Friday, June 10, by calling 888 286 8010 (domestic) or 617-801-6888 (international) and using Reservation No. 12788415.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset based global integrated logistics company providing air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including customers operating in industries with unique supply chain requirements such as the pharmaceutical, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers and expertise in outsourced logistics services to deliver competitive advantage to each of its customers’ global supply chains.

Safe Harbor Statement

Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such statements may include, but are not limited to, the company’s discussion of its ability to meet customers’ needs; its role as a primary logistics partner and outsourced solution for global integrated logistics; its NextLeap initiatives and strategic operating plan, its global platform or network, operating performance and delivery of value to customers; the company’s focus on

Exhibit 99.1	Earnings News Release Dated June 9, 2005

specialized industry solutions, its growth strategy and the contributions of acquisitions. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including a challenging operating environment; increased competition; integration risks associated with acquisitions; the effects of changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Africa, Asia and Europe; risks of international operations; the success and effects of new strategies, disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. The historical results achieved by the company are not necessarily indicative of its future prospects. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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(Tables Follow)

Exhibit 99.1	Earnings News Release Dated June 9, 2005

UTi Worldwide Inc.
Condensed Consolidated Income Statements
(in thousands, except share and per share amounts)

	Three months ended April 30,
	2005	2004
	(Unaudited)
Gross revenues:
Airfreight forwarding	$278,280	$227,991
Ocean freight forwarding	186,635	137,073
Customs brokerage	20,308	18,581
Contract logistics	94,586	69,328
Other	50,384	36,655

Total gross revenues	$630,193	$489,628

Net revenues:
Airfreight forwarding	$70,529	$56,763
Ocean freight forwarding	25,584	21,231
Customs brokerage	19,563	17,913
Contract logistics	78,780	56,341
Other	26,742	17,741

Total net revenues	221,198	169,989

Staff costs	115,771	91,932
Depreciation and amortization	5,704	3,900
Amortization of intangible assets	1,142	181
Other operating expenses	71,654	55,291

Operating income	26,927	18,685

Interest (expense)/income, net	(723)	173
Gains on foreign exchange	74	100

Pretax income	26,278	18,958
Provision for income taxes	7,576	5,545

Income before minority interests	18,702	13,413
Minority interests	(933)	(620)

Net income	$17,769	$12,793

Basic earnings per share	$0.57	$0.42
Diluted earnings per share	$0.55	$0.40

Number of weighted-average shares outstanding used for per share calculations:
Basic shares	31,003,404	30,614,969
Diluted shares	32,532,763	31,967,335

Exhibit 99.1	Earnings News Release Dated June 9, 2005

UTi Worldwide Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 30,	January 31,
	2005	2005
	(Unaudited)
Assets

Cash and cash equivalents	$154,132	$178,132
Trade receivables, net	469,873	435,223
Deferred income tax assets	12,569	10,027
Other current assets	39,184	44,509

Total current assets	675,758	667,891

Property, plant and equipment, net	70,942	71,190
Goodwill and other intangible assets, net	328,846	293,775
Investments	1,404	587
Deferred income tax assets	1,110	1,104
Other non-current assets	10,142	10,120

Total assets	$1,088,202	$1,044,667

Liabilities & Shareholders’ Equity

Bank lines of credit	$81,233	$92,340
Short-term borrowings	3,048	3,165
Current portion of capital lease obligations	3,531	3,465
Trade payables and other accrued liabilities	428,183	413,003
Income taxes payable	24,141	18,533
Deferred income tax liabilities	1,552	678

Total current liabilities	541,688	531,184

Long-term borrowings	4,944	5,105
Capital lease obligations	10,294	9,820
Deferred income tax liabilities	18,752	19,607
Retirement fund obligations	1,343	1,332
Other long-term liabilities	715	136

Minority interests	4,309	3,293

Commitments and contingencies

Shareholders’ equity:

Common stock	348,396	325,905
Retained earnings	182,918	169,821
Accumulated other comprehensive loss	(25,157)	(21,536)

Total shareholders’ equity	506,157	474,190

Total liabilities and shareholders’ equity	$1,088,202	$1,044,667

Exhibit 99.1	Earnings News Release Dated June 9, 2005

UTi Worldwide Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	April 30,
	2005	2004
	(Unaudited)
Operating Activities:
Net income	$17,769	$12,793
Adjustments to reconcile net income to net cash used in operating activities:
Stock compensation costs	1,332	33
Depreciation and amortization	5,704	3,900
Amortization of intangible assets	1,142	181
Deferred income taxes	(2,363)	97
Tax benefit relating to exercise of stock options	998	204
Gain on disposal of property, plant and equipment	(32)	(143)
Other	928	620
Changes in operating assets and liabilities:
Increase in trade receivables and other current assets	(31,915)	(52,736)
Increase in trade payables and other current liabilities	3,088	30,172

Net cash used in operating activities	(3,349)	(4,879)

Investing Activities:
Purchases of property, plant and equipment	(4,168)	(3,579)
Proceeds from disposal of property, plant and equipment	180	1,220
Increase in other non-current assets	(144)	(852)
Acquisitions of subsidiaries and contingent earn-out payments	(2,907)	(2,857)
Other	(868)	(795)

Net cash used in investing activities	(7,907)	(6,863)

Financing Activities:
Decrease in bank lines of credit	(11,107)	(2,769)
Decrease in short-term borrowings	(452)	(175)
Repayments of long-term borrowings	(129)	(15)
Repayments of capital lease obligations	(1,310)	(863)
Decrease in minority interests	—	(144)
Net proceeds from issuance of ordinary shares	2,368	722

Net cash used in financing activities	(10,630)	(3,244)

Net decrease in cash and cash equivalents	(21,886)	(14,986)
Cash and cash equivalents at beginning of period	178,132	156,687
Effect of foreign exchange rate changes	(2,114)	(837)

Cash and cash equivalents at end of period	$154,132	$140,864

Exhibit 99.1	Earnings News Release Dated June 9, 2005

UTi Worldwide Inc.
Segment Reporting
(in thousands)

	Three months ended April 30, 2005
	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$161,983	$156,778	$181,714	$129,718	$—	$630,193

Net revenue	$49,628	$80,424	$28,727	$62,419	$—	$221,198
Staff costs	27,161	46,531	12,461	27,367	2,251	115,771
Depreciation and amortization	1,415	1,116	693	1,985	495	5,704
Amortization of intangible assets	—	956	—	186	—	1,142
Other operating expenses	13,462	24,699	7,261	24,051	2,181	71,654

Operating income/(loss)	$7,590	$7,122	$8,312	$8,830	$(4,927)	26,927

Interest expense, net						(723)
Gain on foreign exchange						74

Pretax income						26,278
Provision for income taxes						7,576

Income before minority interests						$18,702

	Three months ended April 30, 2004
	(Unaudited)
	Europe	Americas	Asia Pacific	Africa	Corporate	Total

Gross revenue from external customers	$134,694	$127,671	$144,728	$82,535	$—	$489,628

Net revenue	$39,697	$68,703	$23,517	$38,072	$—	$169,989
Staff costs	21,844	41,392	10,146	16,858	1,692	91,932
Depreciation and amortization	1,170	806	590	973	361	3,900
Amortization of intangible assets	—	148	—	33	—	181
Other operating expenses	10,711	21,496	6,226	15,040	1,818	55,291

Operating income/(loss)	$5,972	$4,861	$6,555	$5,168	$(3,871)	18,685

Interest income, net						173
Gain on foreign exchange						100

Pretax income						18,958
Provision for income taxes						5,545

Income before minority interests						$13,413

Exhibit 99.1	Earnings News Release Dated June 9, 2005

UTi Worldwide Inc.
Supplemental Financial Information
(in thousands)

	Three months ended
	April 30,
	2005	2004
	(Unaudited)
Forwarding, Customs Brokerage & Other:

Gross revenue from external customers	$507,594	$399,261

Net revenue	$124,860	$99,844
Staff costs	65,569	52,569
Depreciation and amortization	3,260	2,513
Other operating expenses	35,915	28,032

Operating income	$20,116	$16,730

Contract Logistics, Distribution & Other:

Gross revenue from external customers	$122,599	$90,367

Net revenue	$96,338	$70,145
Staff costs	47,951	37,671
Depreciation and amortization	1,949	1,026
Amortization of intangible assets	1,142	181
Other operating expenses	33,558	25,441

Operating income	$11,738	$5,826